                                                                    EXHIBIT 99.3

                            STOCK PURCHASE AGREEMENT

This Stock  Purchase  Agreement  (the  "Agreement")  is entered this 17th day of
October,  2011 ("Effective  Date"),  by and between:  John Kueber "Seller",  and
Kenneth Carter "Purchaser, with reference to the following:

                                    RECITALS

     The  Purchaser  desires  to  purchase  a  block  of  restricted  shares  of
Introbuzz,  and  Seller is  therefore  willing  to enter  into a Stock  Purchase
Agreement with Purchaser upon the terms and conditions set forth herein.

     Now therefore,  in consideration  of the foregoing,  of the mutual promises herein set forth and for other good and valuable consideration,  the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.)  Stock Sale: Seller will transfer 6,000,000 restricted common shares of
          Introbuzz to the Purchaser on the date hereof.  The shares transferred under this paragraph are  restricted  pursuant to Rule 144 and are not subject to any liens or encumbrances.

     2.)  Purchase  Price:  The  Purchaser  will pay by wire transfer the sum of
          $600.00 (six hundred  dollars)  which will  represent the full payment for 6,000,000 shares of Introbuzz stock.  Alternatively  the Purchaser may pay by Cashiers check or certified bank check.

     3.)  Advances:  Seller  transfers all rights to notes payable by Introbuzz, which have not been formalized by a promissory note, to Purchaser. The value of the notes is $47,000 as of October 17, 2011.

     4.)  Miscellaneous.  No waiver of any of the  provisions of this  Agreement shall be deemed or shall  constitute  a waiver of any other  provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.  No supplement,  modification  or  amendment  of this  Agreement  shall be binding  unless  executed in writing by all  parties.  This  Agreement constitutes  the entire  agreement  between the parties and supersedes any prior agreements or negotiations.

     5.)  Representation. Seller makes no representation of any nature regarding the shares being sold except as to ownership  and authority to convey.
          Buyer has made its own investigation of the shares, the Company and is a sophisticated investor, capable of assuming the risk associated with the small  "penny  stock"  company and the  possibility  of losing the entire investment.

Buyer:                                       Seller:

By: /s/ Kenneth Carter                       By: /s/ John Kueber
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   Kenneth Carter                                John Kueber